Exhibit 99.1

Gaiam Reports 2006 Results

•                  Revenues increased 54% to $219.5 million

•                  Gross margin improved 740 basis points to 63.9%

•                  Earnings per share $0.23 up from $0.08 per share

Broomfield, CO, March 12, 2007 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle-media company catering to people who value personal development, natural health and inspirational media, announced today results for its fourth quarter and year ended December 31, 2006.

Gaiam also announced that it will host a conference call today, March 12, 2007, at 2:30 p.m. MST (4:30 p.m. EST) to review the fourth quarter and full year 2006 results.

Dial-in No.:    888-323-7915
Passcode:      GAIAM

Revenue for the year ended December 31, 2006 increased 54% to $219.5 million from $142.5 million recorded in 2005. Revenues for Gaiam’s direct to consumer segment increased 73.8% to $125.7 million. Revenues for Gaiam’s business segment increased 33.7% to $93.8 million.

Gross profit margin for the year increased 740 basis points to 63.9% from 56.5% in 2005 surpassing the 680 basis point improvement made in 2005 over 2004 margin of 49.7%. The increase was primarily due to higher media sales, lower cost of goods sold associated with higher DVD sales volume and the elimination of fees previously paid for third party distribution.

Net income improved to $5.6 million or $0.23 per share, as compared to $1.3 million or $0.08 per share in 2005. Depreciation and amortization was $7.8 million for the year.

The number of paying members in Gaiam’s community and subscription clubs exceeded the 100,000 level.

According to Nielsen’s VideoScan, Gaiam’s market share in the fitness/wellness DVD category grew to 44.7% in 2006 from 41.5% in 2005.

For the fourth quarter, Gaiam revenue increased to $72.8 million from $64.3 million recorded in the same period last year. Gross margin increased 410 basis points to 65.5% from 61.4% in the fourth quarter of 2005, and pretax margin increased to 10.4% from 4.2% during the fourth quarter. Net income for the fourth quarter increased to $4.3 million, or $0.16 per share, compared to $1.5 million, or $0.07 per share, for the fourth quarter of 2005. Depreciation and amortization for the quarter was $2.3 million.

During the fourth quarter, Gaiam continued to expand its media distribution network, to over 68,000 retail doors from 65,000 at the end of the third quarter and 50,000 at the end of 2005. In the fourth quarter Gaiam also increased its branded store-within-store presentations to over 6,000 retail doors from 5,500 at the end of the third quarter and 4,500 at the end of 2005.

In the fourth quarter, Gaiam acquired the remaining shareholder interest of Conscious Media increasing its interest to effectively 100% from the 86% held previously.  Conscious Media operates a visual media post production facility which will enable Gaiam to substantially increase video production. With control of the production schedules, Gaiam intends to double the number of programs produced in 2007 to 90, from the 45 released in 2006.

Gaiam also acquired the remaining 47% minority interest of media distributor Newmark Media during the quarter. Newmark Media operates primarily in the natural grocery and drugstore channels, which present a significant future growth opportunity for Gaiam’s distribution network.

During the fourth quarter, Gaiam maintained its cash position despite cash outlays for the acquisitions noted above, and as of December 31, 2006 ended with $105 million. On a proforma basis giving effect to the repurchase of 2.5 million shares of common stock and two content licensing agreements during first quarter 2007, Gaiam’s cash position at December 31, 2006 would have been approximately $75 million with no debt.

“We are very pleased with our performance for both the fourth quarter and full year 2006,” said Jirka Rysavy, Chairman and Chief Executive Officer. “Our media-focused strategy, continued development of community assets, increasing gross margin and additional volume in our centralized distribution center should continue to improve our pretax margin, which during the fourth quarter increased to above 10%, from 4.2% a year ago.”

“Our strong earnings growth validates Gaiam’s business strategy,” said Lynn Powers, President. “We are committed to improving the quality of peoples’ lives through our premier products and services. With our extensive media library, distribution network and expanding subscription business, we are well positioned for continued growth. We currently expect gross margin for 2007 to be approximately 62- 63%.”

Additional guidance may be given on the conference call. A replay of the call will begin approximately one hour after the end of the call and will continue until midnight EST on March 18, 2007.

Replay number:  866-505-6452

For more information about Gaiam, please visit www.gaiam.com

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Integrated Corporate Relations, Inc.
310-954-1105
jmills@icrinc.com

Gaiam, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Three months ended
	December 31, 2006		December 31, 2005
Net revenue	$72,781	100.0%	$64,322	100.0%

Cost of goods sold	25,133	34.5%	24,826	38.6%

Gross profit	47,648	65.5%	39,496	61.4%

Operating expenses	41,351	56.8%	36,303	56.4%

Income from operations	6,297	8.7%	3,193	5.0%

Other income (expense)	1,264	1.7%	(485)	-0.8%

Income before income taxes	7,561	10.4%	2,708	4.2%

Income tax expense	2,988	4.1%	970	1.5%

Minority interest in net (income) of consolidated subsidiaries	(306)	0.4%	(257)	-0.4%

Net income	$4,267	5.9%	$1,481	2.3%

Shares outstanding:
Basic	27,026		20,254
Diluted	27,211		20,595

Income per share:
Basic	$0.16		$0.07
Diluted	$0.16		$0.07

Gaiam, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Twelve months ended		Twelve months ended
	December 31, 2006		December 31, 2005
Net revenue	$219,480	100.0%	$142,492	100.0%

Cost of goods sold	79,150	36.1%	61,977	43.5%

Gross profit	140,330	63.9%	80,515	56.5%

Operating expenses	134,689	61.4%	77,429	54.3%

Income from operations	5,641	2.5%	3,086	2.2%

Other income (expense)	3,905	1.8%	(175)	-0.1%

Income before income taxes	9,546	4.3%	2,911	2.0%

Income tax expense	3,774	1.7%	974	0.7%

Minority interest in net (income) of consolidated subsidiaries	(128)	—	(601)	-0.4%

Net income	$5,644	2.6%	$1,336	0.9%

Shares outstanding:
Basic	24,349		17,140
Diluted	24,617		17,354

Income per share:
Basic	$0.23		$0.08
Diluted	$0.23		$0.08

GAIAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share information)

	December 31,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$104,876	$15,028
Accounts receivable, net	25,324	28,067
Inventory, less allowances	24,313	20,792
Deferred advertising costs	3,965	3,917
Deferred tax assets	3,404	3,627
Other current assets	4,965	4,838
Total current assets	166,847	76,269

Property and equipment, net	7,784	9,428
Media library, net	37,201	38,339
Non-current deferred tax assets	5,958	7,282
Goodwill and other intangibles	28,879	17,541
Notes receivable and other assets	4,299	7,242
Total assets	$250,968	$156,101

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,848	$25,843
Accrued liabilities	7,437	13,045
Income taxes payable	415	165
Total current liabilities	26,700	39,053

Long-term liabilities	—	1,663
Total liabilities	26,700	40,716

Minority interest	5,662	8,099

Commitments and contingencies	—

Stockholders’ equity:

Class A common stock, $.0001 par value, 150,000,000 shares authorized, 21,749,936 and 15,010,736 shares issued and outstanding at December 31, 2006 and 2005, respectively	2	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at December 31, 2006 and 2005, respectively	1	1
Additional paid-in capital	200,906	95,840
Accumulated other comprehensive income	873	264
Retained earnings	16,824	11,180
Total stockholders’ equity	218,606	107,286
Total liabilities and stockholders’ equity	$250,968	$156,101